CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Yield Optimization Securities with Contingent Protection Linked to S&P Depositary Receipts	$5,223,000	$205.26
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated March 27, 2006)

Yield Optimization Notes with Contingent Protection

Enhanced Income Strategies for Equity Investors

UBS AG $5,222,919 Notes linked to S&P Depositary Receipts (“SPDRs”) due on December 9, 2008

Investment Description

Yield Optimization Notes with Contingent Protection (the “Notes”) are notes issued by UBS AG (“UBS”) linked to the performance of S&P Depositary Receipts issued by the SPDR Trust, Series I, a unit investment trust (the “SPDR Trust”). Each S&P Depository Receipt (a “SPDR”) represents a fractional undivided ownership interest in the SPDR Trust. The SPDR Trust is an exchange traded fund designed and intended to track the performance of the S&P 500 Index by investing its assets pro rata in the equity securities that constitute the S&P 500 Index as well as other financial instruments. The prospectus related to the SPDRs, dated January 25, 2008, is attached to this pricing supplement as Annex A for your review. The Notes pay an enhanced coupon and provide either a return of principal or SPDRs at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a SPDR at maturity for each Note held that is worth less than your principal. At maturity, you will receive one SPDR (subject to adjustment in the case of certain events described herein under “General Terms of the Notes—Antidilution Adjustments”) for each of your Notes if the closing price of a single SPDR falls below a specified price (the “Trigger Price”) on any trading day during the observation period. Otherwise, you will receive your principal in cash. We will make a coupon payment on the maturity date regardless of the performance of the SPDRs. Investing in the Notes involves significant risks. You may lose some or all of your principal. The Contingent Protection feature applies only if you hold the securities to maturity.

Features
☐	Enhanced coupon payment is made regardless of the performance of the SPDRs and are designed to compensate you for the fact that the Notes are not fully principal protected and that you could lose some or all of your principal.
☐	Contingent protection feature protects your principal only if the closing price of the SPDRs never falls below the Trigger Price during the observation period and you hold the Notes to maturity:
♦	If the closing price of the SPDRs does not fall below the Trigger Price on any trading day during the observation period, at maturity you will receive a cash payment equal to your principal amount.
♦	If the closing price of the SPDRs falls below the Trigger Price on any trading day during the observation period, at maturity you will receive one SPDR for each of your Notes. If you receive SPDRs at maturity, they may be worth less (or more) than your principal and may be worthless.

Key Dates

Trade Date	July 3, 2008
Settlement Date	July 9, 2008
Coupon Payment Date	December 9, 2008
Final Valuation Date*	December 3, 2008
Maturity Date*	December 9, 2008
*	Subject to postponement in the event of a market disruption event, as described in this pricing supplement.

Offering of Notes

Underlying Equity	Coupon per Annum	Initial Price	Trigger Price	CUSIP	ISIN
S&P Depositary Receipts issued by the SPDR Trust, Series I, a unit investment trust	10.00%	$126.31	$107.36, which is 85% of Initial Price	90264L170	US90264L1706

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the accompanying prospectus and this pricing supplement. See “Key Risks” on page 5 and “Risk Factors” beginning on page 11 of this pricing supplement for risks related to an investment in the Notes. Your Notes do not guarantee any return of principal at maturity. At maturity, if you receive SPDRs, they may be worth less (or more) than your principal and may be worthless.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes		Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security*	Total	Per Security	Total	Per Security**
S&P Depositary Receipts	$5,222,919	$126.31	$36,560.43	0.70%	$5,186,358.57	$125.43
*	Dollar value is equal to 100% of the initial price.
**	Dollar value is equal to 99.30% of the initial price, which reflects the deduction of the total underwriting discount from the price to public.

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated July 3, 2008

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read this document and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access the prospectus on the SEC web site at www.sec.gov as follows:

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Indicative Terms of the Notes

Issuer	UBS AG, Jersey Branch
Principal Amount per Note	Equal to the initial price (as defined below) of one SPDR
Term	5 months
Coupon Payment	Coupon payment of 10.00% per annum paid in one installment (4.167% payable on the maturity date), regardless of the performance of the SPDRs.(1)
Payment at Maturity (per Note)	➢ If the closing price of the SPDRs does not fall below the Trigger Price on any trading day during the observation period, at maturity we will pay you an amount in cash equal to your principal amount.
➢ If the closing price of the SPDRs falls below the Trigger Price on any trading day during the observation period, at maturity we will deliver to you one SPDR for each Note you own.
The Notes are not fully principal protected. The SPDRs you may receive at maturity could be worth less (or more) than your principal and may be worthless.
Closing Price	On any trading day, the last reported sale price of one SPDR on the principal national securities exchange on which it is listed for trading
Initial Price	$126.31, the closing price of one SPDR on the trade date
Trigger Price	$107.36, 85% of the initial price
Observation Period	The period starting on the trade date and ending on, and including, the final valuation date

Determining Payment at Maturity

You will receive one SPDR for each Note you own, in which case:

♦	If the market price of the SPDRs on the maturity date is less than the initial price, the SPDRs you receive at maturity will be worth less than the principal amount of your Notes.
♦	If the market price of the SPDRs on the maturity date is greater than the initial price, the SPDRs you receive at maturity will be worth more than the principal amount of your Notes.

Your Notes are not fully principal protected. The SPDRs you may receive at maturity could be worth less than your principal and may be worthless.

(1)	Interest calculations will be determined on a 30/360 calendar convention.

Investor Suitability

The Notes may be suitable for you if:

♦	You have a moderate to high risk tolerance.
♦	You are willing to receive SPDRs at maturity that may be worth less than your principal and may be worthless.
♦	You believe the market price of the SPDRs is not likely to appreciate by more than the value of the coupon paid on the Notes.
♦	You believe the closing price of the SPDRs is not likely to fall below the Trigger Price at any time during the observation period.
♦	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the SPDRs.
♦	You are willing to accept the risk of fluctuations in the market price of the SPDRs.
♦	You are willing to invest in the Notes based on the stated coupon.
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

The Notes may not be suitable for you if:

♦	You seek an investment that is 100% principal protected.
♦	You are not willing to receive SPDRs at maturity.
♦	You believe the market price of the SPDRs is likely to appreciate by more than the value of the coupon paid on the Notes.
♦	You believe the closing price of the SPDRs is likely to fall below the Trigger Price during the observation period.
♦	You are not willing to accept the risks of owning equities in general and the SPDRs in particular.
♦	You prefer lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You are unable or unwilling to hold the Notes to maturity.
♦	You seek an investment for which there will be an active secondary market.

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of a forward contract relating to the SPDRs. Under this characterization of the Notes, interest paid in respect of the Notes is divided into two components for tax purposes: the debt component and the put option component.

Debt component—The interest on the debt component would be taxed as ordinary income in the year it was received or accrued depending on your method of accounting for tax purposes.

Put Option component—The put option component would generally not be taxed until sale or maturity. At maturity, the put option component would be taxed either as a short-term capital gain if the principal is repaid in cash or as a reduction of the cost basis if shares are delivered.

Underlying Stocks	Coupon per Annum	Debt Component per Annum	Put Option Component per Annum
S&P Depositary Receipts	10.00%	2.85%	7.15%

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. In light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in“Supplemental U.S. Tax Considerations” on page 27 of this pricing supplement for a more detailed description of the tax treatment of your Notes.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require accrual of income on certain prepaid forward contracts prior to maturity. It is not clear whether the notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described under“Supplemental U.S, Tax Considerations” on page 27.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of this pricing supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of Loss of Contingent Protection — Your principal will be protected only if the closing price of the SPDRs does not fall below the Trigger Price on any trading day during the observation period and the Notes are held to maturity. If the closing price of the SPDRs falls below the Trigger Price on any trading day during the observation period, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the SPDRs. Greater expected volatility with respect to the SPDRs reflects a higher expectation as of the trade date that the price of the SPDRs could fall below the Trigger Price over the term of the Notes. This greater expected risk will generally be reflected in a higher coupon payable on the Notes. The SPDRs' volatility, however, can change significantly over the term of the Notes. The price of the SPDRs could fall sharply, which could, in turn, result in a significant loss of principal and otherwise impact the value of the Notes.
♦	Single ETF Risk — The price of the SPDRs can rise or fall sharply due to factors specific to the SPDRs, such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose common shares make up the components of the S&P 500 Index, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	Failure of the SPDRs to track the level of the S&P 500 Index — While the SPDRs are designed and intended to track the level of the S&P 500 Index, various factors, including fees and other transaction costs, will prevent the SPDRs from correlating exactly with changes in the level of the S&P 500 Index. Accordingly, the performance of the SPDRs will not be equal to the performance of the S&P 500 Index during the term of the Notes.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.
♦	Owning the Notes is not the same as owning the SPDRs — The return on your Notes may not reflect the return you would realize if you actually owned the SPDRs. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the SPDRs over the term of your Notes. Furthermore, the SPDRs may appreciate substantially during the observation period and you will not participate in such appreciation unless the closing price of the SPDRs falls below the Trigger Price at least once during the observation period. Moreover, you will only participate in the appreciation in these circumstances if the market price of the SPDRs on the maturity date is greater than the initial price.
♦	Credit of UBS — An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.
♦	Price prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the SPDRs, the expected price volatility of the SPDRs, the income dividend rate on the SPDRs, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.
♦	Impact of fees on secondary market prices — Generally, the market price of the Notes in the secondary market is likely to be lower than the issue price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on market price of SPDRs — Trading or transactions by UBS or its affiliates in the SPDRs and/or over-the-counter options, futures or other instruments with returns linked to the performance of the SPDRs, the S&P 500 Index or the equity securities underlying the SPDRs may adversely affect the market price of the SPDRs and, therefore, the market value of your Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the equity securities that constitute the S&P 500 Index, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the closing price of the SPDRs on any trading day has fallen below the Trigger Price and, accordingly, the payment at maturity on your Notes. The calculation agent may postpone the maturity date if a market disruption event occurs or is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have recently published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation regarding merits of investing in the Notes and the SPDRs to which the Notes are linked.
♦	Antidilution adjustments — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of SPDRs that may be delivered for certain events affecting the SPDRs, such as share splits, share dividends, and certain other actions involving the SPDRs, the calculation agent is not required to make an adjustment for every event that can affect the SPDRs. If an event occurs that does not require the calculation agent to adjust the number of SPDRs that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section below entitled “Supplemental U.S. Tax Considerations” and consult your tax advisor about your tax situation.

Hypothetical Examples

Hypothetical Examples – Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following:

Term:	5 months
Coupon per annum:	10.00% (or $5.26 paid at maturity)
Initial price of the SPDRs:	$126.31 per SPDR
Trigger Price:	$107.36 (85% of the initial price)
Principal amount:	$126.31 per Note (set equal to the initial price)
Dividend yield on the SPDRs*:	1%
*	Dividend yield assumed received by holders of the SPDRs over the term of the Notes.

Scenario #1: The closing price of the SPDRs never falls below the Trigger Price of $107.36 during the observation period.

Since the closing price of the SPDRs did not fall below the Trigger Price of $107.36 on any trading day during the observation period, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the SPDRs if the price appreciation of the SPDRs (plus dividends, if any) is less than 4.167%.

If the closing price of the SPDRs on the final valuation date is $126.31 (no change in the price of the SPDRs):

Payment at Maturity:	$126.31
Coupon:	$5.26
Total	$131.57
Total return on the Notes:	4.167%

In this example, the total return on the Notes is 4.167% while the total return on the SPDRs is 1% (including dividends).

If the closing price of the SPDRs on the final valuation date is $164.20 (an increase of 30%):

Payment at Maturity:	$126.31
Coupon:	$5.26
Total	$131.57
Total return on the Notes:	4.167%

In this example, the total return on the Notes is 4.167% while the total return on the SPDRs is 31% (including dividends).

If the closing price of the SPDRs on the final valuation date is $113.68 (a decrease of 10%):

Payment at Maturity:	$126.31
Coupon:	$5.26
Total:	$131.57
Total Return on the Notes:	4.167%

In this example, the total return on the Notes is 4.167% while the total return on the SPDRs is a loss of 9% (including dividends).

Scenario #2: The closing price of the SPDRs falls below the Trigger Price of $107.36 during the observation period.

Since the closing price of the SPDRs fell below the Trigger Price of $107.36 on one or more trading days during the observation period, you will receive at maturity one SPDR for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the SPDRs on the maturity date.

If the closing price of the SPDRs on the final valuation date is $56.84 (a decline of 55%):

Value of SPDR received:	$56.84
Coupon:	$5.26
Total	$62.10
Total return on the Notes:	-50.83%

In this example, the total return on the Notes is a loss of 50.83% while the total return on the SPDRs is a loss of 54% (including dividends).

If the closing price on the final valuation date is $107.36 (a decline of 15%):

Value of SPDR received:	$107.36
Coupon:	$5.26
Total	$112.62
Total return on the Notes:	-10.83%

In this example, the total return on the Notes is a loss of 10.83% while the total return on the SPDRs is a loss of 14% (including dividends).

If the closing price on the final valuation date is $138.94 (an increase of 10%):

Value of share received:	$138.94
Coupon:	$5.26
Total	$144.20
Total return on the Notes:	14.17%

In this example, the total return on the Notes is 14.17% while the total return on the SPDRs is 11% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions:

Term:	5 months
Coupon per annum:	10.00% (or $5.26 paid at maturity)
Initial price:	$126.31 per share
Trigger Price:	$107.36 (85% of the initial price)
Principal amount:	$126.31 per Note (set equal to the initial price)
Dividend yield*:	1.00%
*	Dividend yield assumed received by holders of the SPDRs over the term of the Notes

Underlying Stock			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final SPDR Price(3)	SPDR Price Return	Total Return at Maturity(4)	Payment at Maturity	Total Return at Maturity(5)	Payment at Maturity(6)	Total Return at Maturity
$189.47	50.0%	51.00%	$131.57	4.167%	$194.73	54.17%
$183.15	45.0%	46.00%	$131.57	4.167%	$188.41	49.17%
$176.83	40.0%	41.00%	$131.57	4.167%	$182.10	44.17%
$170.52	35.0%	36.00%	$131.57	4.167%	$175.78	39.17%
$164.20	30.0%	31.00%	$131.57	4.167%	$169.47	34.17%
$157.89	25.0%	26.00%	$131.57	4.167%	$163.15	29.17%
$151.57	20.0%	21.00%	$131.57	4.167%	$156.84	24.17%
$145.26	15.0%	16.00%	$131.57	4.167%	$150.52	19.17%
$138.94	10.0%	11.00%	$131.57	4.167%	$144.20	14.17%
$132.63	5.0%	6.00%	$131.57	4.167%	$137.89	9.17%
$126.31	0%	1.00%	$131.57	4.167%	$131.57	4.167%
$119.99	-5%	-4.00%	$131.57	4.167%	$125.26	-0.83%
$113.68	-10%	-9.00%	$131.57	4.167%	$118.94	-5.83%
$107.36	-15%	-14.00%	$131.57	4.167%	$112.63	-10.83%
$101.05	-20%	-19.00%	n/a	n/a	$106.31	-15.83%
$94.73	-25%	-24.00%	n/a	n/a	$100.00	-20.83%
$88.42	-30%	-29.00%	n/a	n/a	$93.68	-25.83%
$82.10	-35%	-34.00%	n/a	n/a	$87.36	-30.833%
$75.79	-40%	-39.00%	n/a	n/a	$81.05	-35.83%
$69.47	-45%	-44.00%	n/a	n/a	$74.73	-40.83%
$63.16	-50%	-49.00%	n/a	n/a	$68.42	-45.83%
$56.84	-55%	-54.00%	n/a	n/a	$62.10	-50.83%
$50.52	-60%	-59.00%	n/a	n/a	$55.79	-55.83%
$44.21	-65%	-64.00%	n/a	n/a	$49.47	-60.83%
$37.89	-70%	-69.00%	n/a	n/a	$43.16	-65.83%
(1)	A trigger event does not occur if the closing price of the SPDRs never falls below the trigger price on any trading day during the observation period.
(2)	A trigger event occurs if the closing price of the SPDRs falls below the trigger price on at least one trading day during the observation period.
(3)	The final stock price is as of the final valuation date, if the closing price of the stock never falls below the Trigger Price during the observation period. If the closing price of the stock falls below the Trigger Price during the observation period, the final stock price is as of the maturity date.
(4)	The total return on the SPDRs over the term of the Notes includes a 1% cash dividend payment.
(5)	The total return on the Notes includes a coupon payment.
(6)	Payment consists, in part, of SPDRs valued as of the maturity date.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. Dollars.

As of March 31, 2008 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	386,575	389,198
Total Debt	386,575	389,198
Minority Interest(2)	6,310	6,353
Shareholders’ equity	16,386	16,497
Total capitalization	409,271	412,048
(1)	includes Money Market Paper and Medium Term Notes as per Balance sheet position
(2)	includes Trust preferred securities

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 1.00679 (the exchange rate in effect as of March 31, 2008).

Summary

This pricing supplement describes terms that will apply generally to the Notes and should be read in connection with the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, when we refer to the “Notes”, we mean the yield optimization notes with contingent protection linked to S&P Depositary Receipts. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 27, 2006, of UBS.

What Are the Yield Optimization Notes with Contingent Protection?

The Yield Optimization Notes with Contingent Protection linked to S&P Depositary Receipts, or the “Notes”, are medium-term notes issued by UBS AG. The return on the Notes is linked to the performance of S&P Depositary Receipts (“SPDRs”) issued by the SPDR Trust, Series I, a unit investment trust (the “SPDR Trust”), during the observation period. The “observation period” will commence on the trade date and end on, and include, the final valuation date.

Regardless of how the SPDRs perform, we will pay you interest on the Coupon Payment date, at the rate per annum of 10.00%.

At maturity, we will either pay you an amount in cash equal to the principal amount of your Notes or deliver to you the SPDR delivery amount for each Note you own. The “SPDR delivery amount” shall mean one SPDR, subject to adjustment in the case of certain corporate events as described in “General Terms of the Notes—Antidilution Adjustments.” The principal amount of each Note will be equal to the closing price of the SPDRs on the trade date. Whether you receive cash or the SPDR delivery amount at maturity will depend upon whether the closing price of the SPDRs ever falls below the Trigger Price during the observation period. The closing price of the SPDRs will be observed each trading day during the observation period.

At maturity, you will receive either:

♦	Cash — If the closing price of the SPDRs has not fallen below the Trigger Price on any trading day during the observation period, we will pay you an amount in cash equal to the principal amount of your Notes. You will not participate in any appreciation of the SPDRs.

or

♦	SPDRs — If the closing price of the SPDRs has fallen below the Trigger Price on any trading day during the observation period, we will deliver to you the SPDR delivery amount. If the market price of the SPDRs on the maturity date is less than the price of the SPDRs on the trade date (the “initial price”), the SPDRs you receive will be worth less than the principal amount of your Notes and may be worthless. If the market price of the SPDRs on the maturity date is greater than the initial price, the SPDRs you receive will be worth more than the principal amount of your Notes.

The Coupon payment will be made regardless of the performance of the SPDRs.

If you receive SPDRs at maturity, they may be worth less than your principal and may be worthless (i.e., a total loss of principal).

The Notes Are Part of a Series

The Notes are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This pricing supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Risk Factors

The return on the Notes is linked to the performance of the SPDRs. Investing in the Notes is not equivalent to investing directly in the SPDRs. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus before investing in the Notes.

The Notes do not guarantee any return of principal at maturity; you may receive SPDRs worth less than 100% of your principal if the closing price of the SPDRs falls below the Trigger Price on any trading day during the observation period.

The terms of the Notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity in cash if the closing price of the SPDRs falls below the Trigger Price on any trading day during the observation period. In that event, we will deliver to you at maturity one SPDR for each Note you own. The SPDRs you receive may have a market value of less than 100% of the principal amount of your Notes, and you will be exposed to the full downside risk of the SPDRs. Accordingly, if the price of the SPDRs falls below the Trigger Price on any trading day during the observation period and the market price on the maturity date is below the initial price of the SPDRs, you will receive SPDRs that are worth less than the principal amount of your Notes and may be worthless. Your principal will be protected only if the closing price of the SPDRs does not fall below the Trigger Price on any trading day during the observation period and you hold your Notes to maturity. See “General Terms of the Notes—Payment at Maturity” on page 20.

The amount you receive on the Notes at maturity will exceed their stated principal amount only in limited circumstances.

Even though you will be subject to the risk of a decline in the price of the SPDRs, you will generally not participate in any appreciation in the price of the SPDRs. Your return on the Notes will not exceed the coupon payable on the Notes except for the situation in which (1) the closing price of the SPDRs is less than the Trigger Price on at least one day during the observation period (and, therefore, you receive SPDRs instead of cash at maturity) and (2) the closing price of the SPDRs at maturity is greater than the initial price. If the closing price of the SPDRs is not less than the Trigger Price on any day during the observation period, and the closing price of the SPDRs at maturity is significantly greater than the initial price, your return on the Notes would be less than your return on a direct investment in the SPDRs or on a similar security that is directly linked to the SPDRs and that allows you to participate fully in the appreciation of the price of the SPDRs to the extent such an investment appreciates more than your return on the Notes.

The SPDRs are subject to various market risks.

The SPDRs are subject to various market risks. Market forces outside of our control could cause the SPDRs to fall below the Trigger Price during the observation period. The price of the SPDRs can rise or fall sharply due to various factors relating to the issuers of the equity securities that constitute the S&P 500 Index, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

The market value of your Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the closing price of the SPDRs on any day, and whether the closing price of the SPDRs has previously fallen below the Trigger Price on any trading day during the observation period, will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

♦	the frequency and magnitude of changes in the closing price of the SPDRs (volatility);
♦	the dividend rate paid on the equity securities underlying the SPDRs and the income dividend rate paid on the SPDRs (while not paid to holders of the Notes, such dividend payments may influence the closing price of the SPDRs and the market value of options on the SPDRs and, therefore, affect the market value of the Notes);
♦	supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;
♦	economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the equity securities underlying the SPDRs and stock markets generally;
♦	interest and yield rates in the market;
♦	the time remaining to the maturity of the Notes; and
♦	the creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

The return on your Notes may not reflect the return you would realize if you actually owned the SPDRs.

The SPDRs may appreciate substantially during the observation period, and you will not participate in such appreciation unless the closing price of the SPDRs falls below the Trigger Price at least once during the observation period (and, therefore, you receive SPDRs instead of cash at maturity). In addition, in that case, you will only participate in any appreciation in the value of the SPDRs if and to the extent that the market price of the SPDRs on the maturity date is greater than the initial price.

In addition, changes in the market value of the SPDRs may not result in a comparable change in the market value of the Notes. If the closing price of the SPDRs on any trading day increases above the initial price, the value of the Notes may not increase comparably, if at all. It is also possible for the value of the SPDRs to increase moderately while the value of the Notes declines.

When the closing price of the SPDRs on any trading day is close to the Trigger Price for the first time, the market value of the Notes will likely decline at a greater rate than the market value of the SPDRs. If the SPDRs trade at closing prices that are close to or lower than the Trigger Price, we expect the market value of the Notes to decline to reflect, among other factors, our right to potentially deliver to you at maturity the SPDR delivery amount, which may be worth less than 100% of the principal amount of your Notes.

The return on your Notes will not reflect dividends paid on the equity securities held by the SPDR Trust or the income dividends paid on the SPDRs.

Your return on the Notes will not reflect the return you would realize if you actually owned the equity securities held by the SPDR Trust and received the dividends paid on those equity securities or actually owned the SPDRs and received the income dividends paid on the SPDRs. This is because the calculation agent will calculate the amount payable to you at maturity by reference to the closing prices of the SPDRs during the observation period. The closing prices of the SPDRs reflect the prices of the equity securities held by the SPDR Trust without taking into consideration the value of dividends paid on those equity securities or the value of the income dividends paid on the SPDRs.

In some circumstances, the payment you receive on the Notes may be based on securities other than the SPDRs.

Following certain events relating to the SPDRs, the amount of cash you receive at maturity may be based on the equity securities underlying the SPDRs, and not the SPDRs themselves. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Notes. We describe the specific events that can lead to these adjustments in the section of this pricing supplement called “General Terms of the Notes—Alternate Calculation of Closing Price.”

You have limited antidilution protection.

Although the calculation agent will adjust the amount payable at maturity by adjusting the number of SPDRs that may be delivered (in the event that the closing price of the SPDRs falls below the Trigger Price) for certain events affecting the SPDRs, the calculation agent is not required to make an adjustment for every corporate event that can affect the SPDRs. If an event occurs that does not require the calculation agent to adjust the number of SPDRs that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. You should refer to “General Terms of the Notes—Antidilution Adjustments” on page 22 and “General Terms of the Notes—Role of Calculation Agent” on page 25 for a description of the items that the calculation agent is responsible for determining.

Historical performance of the SPDRs or the S&P 500 Index should not be taken as an indication of the future performance of the SPDRs or the S&P 500 Index during the term of the Notes.

The historical performance of the SPDRs or the S&P 500 Index should not be taken as an indication of the future performance of the SPDRs or the S&P 500 Index. As a result, it is impossible to predict whether the closing price of the SPDRs will rise or fall. The closing price of the SPDRs will be influenced by complex and interrelated political, economic, financial and other factors, as discussed above.

There may not be an active trading market in the Notes—sales in the secondary market may result in significant losses.

You should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may cease any such market-making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and, as a result, you may suffer substantial losses. In addition, you will not receive principal protection.

Trading and other transactions by UBS or its affiliates in the SPDRs, or futures or options or other derivative products on the SPDRs or the S&P 500 Index, may impair the market value of the Notes.

As described below under “Use of Proceeds and Hedging” on page 26, generally we or one or more affiliates may hedge our obligations under the Notes by purchasing the SPDRs, futures or options on the SPDRs or the S&P 500 Index or other derivative instruments with returns linked or related to changes in the performance of the SPDRs or the S&P 500 Index, and we may adjust these hedges by, among other things, purchasing or selling SPDRs, futures or options or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the closing price of the SPDRs and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the equity securities held by the SPDR Trust and other investments relating to the SPDRs on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the closing price of the SPDRs and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the SPDRs. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

UBS Securities LLC and other affiliates of UBS also currently intend to make a secondary market in the Notes. As market makers, trading of the Notes may cause UBS Securities LLC or other affiliates of UBS to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the equity securities held by the SPDR Trust, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the closing price of the SPDRs and, therefore, the market value of the Notes.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Notes, and may do so in the future. Any such research, opinions or recommendations could affect the closing price of the SPDRs or the market value of the Notes.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the SPDRs to which the Notes are linked.

We and our affiliates have no affiliation with PDR Services LLC (the sponsor of the SPDRs) or any of the issuers of the equity securities held by the SPDR Trust or included in the S&P 500 Index and are not responsible for the public disclosure of information regarding these entities.

UBS and its affiliates are not affiliated with PDR Services LLC (the sponsor of the SPDRs) or the issuers of the equity securities held by the SPDR Trust or included in the S&P 500 Index in any way and have no ability to control or predict their actions, including any actions that could affect the value of the equity securities underlying the SPDRs or your Notes. The sponsor of the SPDRs is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

We have derived the information about the SPDRs and the S&P 500 Index from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the sponsor of the SPDRs or the S&P 500 Index. You, as an investor in the Notes, should make your own investigation into the sponsor of the SPDRs and the S&P 500 Index.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine whether the closing price on any trading day has fallen below the Trigger Price and, accordingly, the payment at maturity on your Notes. For a fuller description of the calculation agent’s role, see “General Terms of the Notes—Role of Calculation Agent” on page 25. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the SPDRs has occurred or is continuing on a day when the calculation agent will determine the closing price of the SPDRs. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our or its hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone the maturity date if a market disruption event occurs on the final valuation date.

If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the final valuation date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the closing price of the SPDRs on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the closing price of the SPDRs is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the closing price of the SPDRs that would have prevailed in the absence of the market disruption event or such other reason and such estimate will be used for purposes of determining whether the closing price of the SPDRs has fallen below the Trigger Price during the observation period. See “General Terms of the Notes—Market Disruption Event” on page 21.

The inclusion of commissions and compensation in the original issue price of the Notes is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Significant aspects of the tax treatment of the Notes are uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled “What are the tax consequences of the Notes?” in the summary section above, “Supplemental U.S. Tax Considerations” below, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult with your tax advisor about your own tax situation.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require accrual of income on certain prepaid forward contracts prior to maturity. It is not clear whether the notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page 27.

The SPDR Trust, Series I

We have derived all information contained in this pricing supplement regarding the SPDR Trust, Series I, a unit investment trust (the “SPDR Trust”), from publicly available information. Such information reflects the policies of, and is subject to change by, PDR Services LLC, the sponsor of the SPDR Trust.

The SPDR Trust is an exchange traded fund designed to generally correspond to the price and yield performance of the S&P 500 Index. Information provided to or filed with the Securities and Exchange Commission (“SEC”) by the SPDR Trust can be located by reference to SEC file number 033-46080 or CIK code 0000884394 through the SEC’s website at http://www.sec.gov.

The payment you receive at maturity on your Notes will be based on the value of the depositary receipts of the SPDR Trust (the “SPDRs”), each of which represents a fractional undivided ownership interest in the SPDR Trust.

Because you may receive SPDRs as the payment due to you at the maturity of the Notes, in making your decision to invest in the Notes you should review the prospectus related to the SPDRs, dated January 25, 2008, filed by the SPDR Trust (“the SPDR Prospectus”) attached to this pricing supplement as Annex A. In addition, the SPDR Prospectus is available on the SEC website at : http://www.sec.gov/Archives/edgar/data/884394/000095013608000351/file1.htm. In making your decision to invest in the Notes you should pay particular attention to the sections of the SPDR Prospectus entitled “Risk Factors” and “Restrictions on Purchases of SPDRs by Investment Companies.”

As of September 30, 2007, ordinary operating expenses of the SPDR Trust accrue at an annual rate of 0.0945% of the SPDR Trust’s daily net asset value. The expenses of the SPDR Trust may increase in the future. Expenses of the SPDR Trust reduce the net value of the assets held by the SPDR Trust and, therefore, reduce the value of each SPDR.

We are authorized to participate in the creation and redemption of SPDRs by the SPDR Trust. This means that we have executed a Participant Agreement with the SPDR Trust and may participate in the creation of SPDRs by following the procedures set forth in the SPDR Prospectus under the caption “The Trust” and may redeem SPDRs by following the procedures set forth in the SPDR Prospectus under the caption “Redemption of SPDRs.”

Historical Performance of the SPDRs

The following table sets forth the quarterly high and low closing prices for the SPDRs, based on daily closing prices on the American Stock Exchange, as reported by the Bloomberg Professional® service (“Bloomberg”). The closing price of the SPDRs on July 3, 2008 was $126.31.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$116.38	$109.46	$113.10
4/1/2004	6/30/2004	$115.27	$108.83	$114.53
7/1/2004	9/30/2004	$113.66	$106.85	$111.76
10/1/2004	12/31/2004	$121.36	$109.86	$120.87
1/3/2005	3/31/2005	$122.79	$116.53	$117.96
4/1/2005	6/30/2005	$121.57	$113.80	$119.18
7/1/2005	9/30/2005	$124.72	$119.48	$123.04
10/3/2005	12/30/2005	$127.81	$117.43	$124.51
1/3/2006	3/31/2006	$131.03	$125.48	$129.83
4/3/2006	6/30/2006	$132.62	$122.55	$127.23
7/3/2006	9/29/2006	$133.74	$123.34	$133.58
10/2/2006	12/29/2006	$143.12	$134.92	$141.62
1/3/2007	3/30/2007	$146.04	$137.35	$142.00
4/2/2007	6/29/2007	$154.10	$143.85	$150.43
7/2/2007	9/28/2007	$155.07	$141.04	$152.58
10/1/2007	12/31/2007	$156.48	$140.95	$146.21
1/2/2008	3/31/2008	$144.93	$128.00	$131.97
4/1/2008	6/30/2008	$143.05	$127.53	$127.98
7/1/2008*	7/3/2008*	$128.38*	$126.31*	$126.31*
*	As of the date of this pricing supplement available information for the third calendar quarter of 2008 includes data for the period from July 1, 2008 through July 3, 2008. Accordingly the “Quarterly High, ” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third quarter of 2008.

The graph below illustrates the performance of the SPDRs from February 27, 1998 through July 3, 2008, based on information from Bloomberg. The dotted line represents the hypothetical Trigger Price, equal to 85% of the closing price of the SPDRs on July 3, 2008. Past performance of the SPDRs is not indicative of the future performance of the SPDRs.

The S&P 500 Index

We have derived all information contained in this pricing supplement regarding the S&P 500 Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the publisher of the Index, Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943 (the “Base Period”). Historically, the “Market Value” of any Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the Index based on a half float-adjusted formula, and on September 16, 2005, the Index became fully float-adjusted. S&P’s criteria for selecting stocks for the Index will not be changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

♦	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners or leveraged buyout groups;
♦	holdings by government entities, including all levels of government in the United States or foreign countries; and
♦	holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the Index calculation. Shares held by mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class which are convertible by shareholders without undue delay and cost, are part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. On March 21, 2005, the Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the Index on and after September 16, 2005 is 0.80. The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the Index Divisor (as described below). For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this pricing supplement, the Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the Base Period.

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941–43 = 10. In practice, the daily calculation of the Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor”. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the Index, it is the only link to the original Base Period level of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the Index remains constant. This helps maintain the level of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the Index closing level. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock Split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share Issuance (i.e., change 5%)	Shares Outstanding plus newly issued Shares	Yes
Share Repurchase (i.e., change 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special Cash Dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus:	Yes
Price of Rights Rights Ratio
Spinoffs	Price of parent company minus:	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value

New Division

  =  Pre-Event Index Value

New Divisor  =
Post-Event Aggregate Market Value

Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement with S&P

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P 500 Index, in connection with securities, including the Notes. The S&P 500 Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to UBS or the Notes. S&P has no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s,” “S&P,” “S&P 500,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the Notes.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the information set forth in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this pricing supplement, the following general terms will apply to the Notes:

Coupon

Interest will be paid in one installment during the term of the Notes on an unadjusted basis, regardless of the performance of the SPDRs, at a rate per annum of 10.00%. The interest payment will be made on December 9, 2008.

Denominations

Your minimum investment is one Note at the principal amount. The principal amount of each Note will be fixed at the initial price of the SPDRs.

Payment at Maturity

At maturity, we will either pay you an amount in cash equal to the principal amount of your Notes or deliver to you the SPDR delivery amount for each Note you own. The “SPDR delivery amount” shall mean one SPDR, subject to adjustment in the case of certain events as described in “—Antidilution Adjustments.” Whether you receive cash or the SPDR delivery amount at maturity will depend upon whether the closing price of the SPDRs ever falls below the Trigger Price during the observation period. The closing price of the SPDRs will be observed each trading day during the observation period.

At maturity, you will receive either:

♦	Cash — If the closing price of the SPDRs does not fall below the Trigger Price on any trading day during the observation period, we will pay you an amount in cash equal to the principal amount of your Notes. You will not participate in any appreciation of the SPDRs.

or

♦	SPDRs — If the closing price of the SPDRs has fallen below the Trigger Price on any trading day during the observation period, we will deliver to you the SPDR delivery amount for each Note you own. If the market price of the SPDRs on the maturity date is less than the price of the SPDRs on the trade date (the “initial price”), the SPDRs you receive will be worth less than the principal amount of your Notes and may be worthless. If the market price of the SPDRs on the maturity date is greater than the initial price, the SPDRs you receive will be worth more than the principal amount of your Notes.

The Coupon payment will be made regardless of performance of the SPDRs.

In the event that the settlement date is changed, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.

If you receive SPDRs at maturity, they may be worth less than your principal and may be worthless (i.e., a total loss of principal). The Notes are not sponsored, endorsed, sold or promoted by the sponsor of the SPDRs, and investing in the Notes is not equivalent to investing directly in the SPDRs.

Maturity Date

The maturity date for your Notes will be on or about December 9, 2008, unless that day is not a business day, in which case the maturity date will be the next following business day. If the calculation agent postpones the final valuation date, the maturity date will be postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement of the final valuation date. As discussed below under “—Final Valuation Date,” the calculation agent may postpone the final valuation date — and, therefore, the maturity date — if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “—Market Disruption Event” below. In no event, however, will the maturity date for the Notes be postponed more than ten business days.

Regular Record Dates for Interest

The regular record date relating to an interest payment date for the Notes will be the business day prior to the interest payment date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 P.M., New York City time, on that day.

Final Valuation Date

The final valuation date for your Notes will be on or about December 3, 2008, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

Closing Price

The “closing price” for one SPDR (or one unit of any other security for which a closing price must be determined) on any trading day means:

♦	if the SPDRs (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of NASDAQ, the official closing price), of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the SPDRs (or any such other security) is listed or admitted to trading, or
♦	if the SPDRs (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board Service on such day, or
♦	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the SPDRs (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Market Disruption Event

The calculation agent will determine whether the closing price of the SPDRs has fallen below the Trigger Price during the observation period. As described above, the final valuation date for any offering of the Notes may be postponed, and thus the determination of whether the closing price for the SPDRs has fallen below the Trigger Price may be postponed, if the calculation agent determines that, during the observation period or on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing price of the SPDRs on the first trading day on which the closing price is observable and no market disruption event occurs or is continuing. In no event, however, will the determination of the closing price for the SPDRs be postponed by more than ten business days.

If the determination of the closing price for the SPDRs are postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the calculation agent will determine the closing price for the SPDRs. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price for the SPDRs that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

♦	a suspension, absence or material limitation of trading in the SPDRs in their primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
♦	a suspension, absence or material limitation of trading in option or futures contracts relating to the SPDRs, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
♦	the SPDRs do not trade on what was, on the trade date, the primary market for the SPDRs, as determined by the calculation agent in its sole discretion; or
♦	in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates (1) to unwind all, or a material portion of a hedge related to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) to effect trading in the SPDRs generally.

or

♦	the occurrence or existence of a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500 Index on the relevant exchanges for such securities for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such relevant exchange, in each case as determined by the calculation agent in its sole discretion; or
♦	the occurrence or existence of a suspension, absence or material limitation of trading on any major U.S. securities market for trading in futures or options contracts related to the S&P 500 Index for more than two hours of trading, or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

in each case, a determination by the calculation agent in its sole discretion that any event described in the two clauses above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of our or its hedge positions with respect to the Notes.

For the purpose of determining whether a market disruption event exists at any time with respect to the S&P 500 Index, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P 500 Index shall be based on a comparison of (x) the portion of the level of the S&P 500 Index attributable to that security relative to (y) the overall level of the S&P 500 Index, in each case immediately before that suspension or limitation.

The following events will not be market disruption events:

♦	a limitation on the hours or numbers of days of trading in the SPDRs in their primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
♦	a decision to permanently discontinue trading in the option or futures contracts relating to the SPDRs or the S&P 500 Index.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the SPDRs, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in option or futures contracts related to the SPDRs or the S&P 500 Index in the primary market for those contracts, by reason of any of:

♦	a price change exceeding limits set by that market,
♦	an imbalance of orders relating to those contracts, or
♦	a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, related to the SPDRs or the S&P 500 Index in the primary market for those contracts.

“Relevant exchange” means, with respect to any security included in the S&P 500 Index, the primary exchange or market of trading for such security.

Antidilution Adjustments

The SPDR delivery amount and the Trigger Price are subject to adjustments by the calculation agent as a result of the dilution adjustments described in this section. The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution above under “Risk Factors—You have limited antidilution protection” on page 12.

How Adjustments Will Be Made

If one of the events described below occurs and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the SPDRs, the calculation agent will calculate such corresponding adjustment to the SPDR delivery amount and the Trigger Price as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one share split, then the SPDR delivery amount will be doubled and the Trigger Price will be halved. The calculation agent will also determine the effective date of that adjustment. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the SPDR delivery amount and the Trigger Price.

If more than one event requiring an antidilution adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the SPDR delivery amount and the Trigger Price for the first event, then adjust this adjusted SPDR delivery amount and this adjusted Trigger Price for the second event, and so on for any subsequent events.

If an event requiring antidilution adjustment occurs, the calculation agent may make additional adjustments not described in this pricing supplement with a view to offsetting, to the extent practical, any change in your economic position relative to the Notes that results solely from that event. The calculation agent may, in its sole discretion, modify any antidilution adjustments as necessary to ensure an equitable result.

The terms that may be so modified by the calculation agent include, but are not limited to, the value and type of property or properties that may be required to be delivered at maturity, the SPDR delivery amount and the Trigger Price of the SPDRs. The calculation agent may make adjustments that differ from, or that are in addition to, those described in this pricing supplement if, in the calculation agent’s sole discretion, any adjustments so described do not achieve an equitable result or otherwise.

No such adjustments will be required unless such adjustments would result in a change of at least 0.1% in the SPDR delivery amount. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest thousandth, with one-half cent and five hundredths being rounded upward.

The calculation agent will make all determinations with respect to antidilution adjustments affecting the Notes, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a diluting or concentrative effect on the theoretical value of the SPDRs), as to the nature of the adjustments required and how they will be made with respect to those Notes, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from UBS for any loss suffered as a result of any such determination. Upon your written request, the calculation agent will provide you with information about any adjustments it makes as the calculation agent determines is appropriate.

Regardless of the occurrence of one or more dilution events described in this section, at maturity you will receive an amount in cash equal to your principal amount unless the closing price of the SPDRs falls below the Trigger Price on any trading day during the observation period.

The following events are those that may require antidilution adjustments:

♦	a subdivision, consolidation or reclassification of the SPDRs or a free distribution or dividend of SPDRs to existing holders of the SPDRs by way of bonus, capitalization or similar issue;
♦	a distribution or dividend to existing holders of the SPDRs of:
♦	additional SPDRs as described under “—Other Dividends and Distributions” below,
♦	other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the SPDRs equally or proportionately with such payments to holders of the SPDRs, or
♦	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing closing price as determined by the calculation agent;
♦	the declaration by the SPDR Trust of an extraordinary or special dividend or other distribution, whether in cash or additional SPDRs or other assets;
♦	a repurchase by the SPDR Trust of its equity, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;
♦	any other similar event that may have a diluting or concentrative effect on the theoretical value of the SPDRs.

Share Splits and Reverse Share Splits

If the SPDRs is subject to a share split or a reverse share split, then the SPDR delivery amount will be adjusted by multiplying the prior SPDR delivery amount by, and the Trigger Price will be adjusted by dividing the prior Trigger Price by, the number of SPDRs that a holder of one SPDR before the effective date of that stock split would have owned immediately following the effective date.

Share Dividends

If the SPDRs is subject to a share dividend payable in shares of the SPDRs, then the SPDR delivery amount will be adjusted by multiplying the prior SPDR delivery amount by, and the Trigger Price will be adjusted by dividing the prior Trigger Price by, the sum of one and the number of additional shares issued in the share dividend with respect to one SPDR.

It is not expected that antidilution adjustments will be made to the SPDR delivery amount or the Trigger Price in the case of share dividends payable in SPDRs that are in lieu of ordinary cash dividends payable with respect to SPDRs.

Other Dividends and Distributions

Neither the SPDR delivery amount nor the Trigger Price for the Notes will be adjusted to reflect dividends or other distributions paid with respect to the SPDRs, other than:

♦	share dividends described under “—Share Dividends” above;
♦	extraordinary cash dividends described below.

A dividend or other distribution with respect to the SPDRs will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the SPDRs by an amount equal to at least 10% of the closing price of the SPDRs on the business day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the SPDRs trades without the right to receive that dividend or distribution.

If an extraordinary dividend, as described above, occurs with respect to the SPDRs and is payable in cash, then the SPDR delivery amount will be adjusted by multiplying the prior SPDR delivery amount by, and the Trigger Price will be adjusted by dividing the prior Trigger Price by, the ratio of the closing price of the SPDRs on the business day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount.

The extraordinary cash dividend amount with respect to an extraordinary dividend for the SPDRs equals:

♦	for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per SPDR minus the amount per SPDR of the immediately preceding dividend, if any, that was not an extraordinary dividend for the SPDRs; or
♦	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary cash dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion. A distribution payable to the holders of the SPDRs that is both an extraordinary dividend and payable in SPDRs, or an issuance of rights or warrants with respect to the SPDRs that is also an extraordinary dividend, will result in an adjustment to the SPDR delivery amount, and a corresponding adjustment to the Trigger Price, as described under “—Share Dividends” above and not as described here.

Alternate Calculation of Closing Price

If the SPDRs are de-listed from the American Stock Exchange, liquidated or otherwise terminated, the calculation agent will, in its sole discretion, calculate the appropriate closing prices of the equity securities underlying the SPDRs by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the SPDRs. Such closing prices will be substituted for the SPDRs for all purposes of the Notes and, in lieu of the SPDRs due to holders of the Notes at maturity, if any, the calculation agent will determine, by reference to such closing prices, and deliver the cash value of such shares to holders of the Notes at maturity.

If at any time:

♦	the S&P 500 Index is changed in a material respect, or
♦	the SPDRs are in any other way modified so that they do not, in the opinion of the calculation agent, fairly represent the price of the SPDRs had those changes or modifications not been made,

then, from and after that time, the calculation agent will make those calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a price or closing price, as applicable, of an exchange traded fund comparable to the SPDRs as if those changes or modifications had not been made, and calculate the price or closing price with reference to the SPDRs, as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing price of the SPDRs and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to the method of calculating the closing price of the SPDRs described in this section upon written request by any holder of the Notes.

Redemption Price upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent to reflect the fair market value of your Notes.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our Medium Term Notes, Series A, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of notes constituted by the Notes. Although the terms of the Notes may differ from those of the other Medium Term Notes, Series A , holders of specified percentages in principal amount of all Medium Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium Term Notes, Series A, including the Notes. This action may involve changing some of the terms that apply to the Medium Term Notes, Series A, accelerating the maturity of the Medium Term Notes, Series A, after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer—Modification and Waiver of Covenants.”

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. Dollars, payable in respect of the principal amount of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you in respect of your Notes. That cost will equal the lowest amount, as determined by the calculation agent in the manner described in the following paragraph, that a qualified financial institution would charge to effect this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, we will request at least three qualified financial institutions to provide quotations of the amount each would charge to effect this assumption or undertaking, and we will notify the calculation agent in writing of the quotations we obtain. The default amount referred to in the paragraph above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless no quotation of the kind referred to above is obtained. In such a case, the default quotation period will continue until the third business day after the first business day on which at least one quotation is obtained. In any event, if the default quotation period has not ended before the maturity date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

♦	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or
♦	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of SPDRs with respect to your Notes at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of SPDRs in the form of physical certificates ourselves or cause our agent to do so on our behalf.

Business Day

When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the accompanying prospectus. As described in the accompanying prospectus, any payment on your Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “—Maturity Date” and “—Final Valuation Date” above.

Trading Day

A ”trading day” is a business day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the AMEX, NASDAQ, NYSE Arca, the Chicago Mercantile Exchange, the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States and a market disruption event has not occurred.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, the closing price of the SPDRs (including, without limitation, whether the closing price of the SPDRs has fallen below the Trigger Price on any trading day during the observation period), antidilution adjustments, market disruption events, business days, the default amount and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The Notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of the SPDRs and/or listed and/or over-the-counter options, futures based on the SPDRs or the S&P 500 Index prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

♦	acquire or dispose of SPDRs,
♦	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the SPDRs or the S&P 500 Index,
♦	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments designed to track the performance of the SPDRs or the S&P 500 Index, or
♦	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Notes on or before the final valuation date for your Notes. That step may involve sales or purchases of the SPDRs, listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the SPDRs or the S&P 500 Index or listed or over-the-counter options, futures, exchange-traded funds or other instruments designed to track the performance of the SPDRs or the S&P 500 Index.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment at maturity of your Notes. See “Risk Factors” on page 11 of this pricing supplement for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The United States federal income tax consequences of your investment in the Notes are uncertain. The following is a general description of certain material United States federal income tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you hold your Notes as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities or foreign currencies,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a bank,
♦	a life insurance company,
♦	a tax exempt organization,
♦	a person that owns the Notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Notes or a “wash sale” with respect to the Notes or the SPDRs,
♦	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the U.S. federal income tax consequences described herein. If you are considering the purchase of a Note, you should consult your own tax adviser concerning the application of the United States federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

If a partnership, or an entity treated as a partnership for U.S. federal income tax purposes, holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons are authorized to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any SPDRs that you may receive in connection with your investment in the Securities. You should consult your tax advisor with regard to the U.S. federal income tax consequences regarding the possible receipt of SPDRs.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN A NOTE ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option contract (the “Put Option”) in respect of a forward contract relating to the SPDRs (the “Forward Contract”), which you entered into with us on the trade date as part of your initial investment in the Notes. The terms of the Notes require you and us (in the absence of an administrative determination or judicial ruling to the contrary) to treat the Notes for all U.S. federal income tax purposes in accordance with such characterization, and any reports to the Internal Revenue Service (the “IRS”) and United States holders will be consistent with such treatment. In purchasing your Notes, you agree to these terms. Except as otherwise noted below, the discussion below assumes that the Notes will be so treated.

Underlying Stocks	Coupon per Annum	Debt Component per Annum	Put Option Component per Annum
S&P Depositary Receipts	10.00%	2.85%	7.15%

Treatment as an Investment Unit.  If your Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, the Debt Portion of your Notes would likely be treated as having been issued for the principal amount of the Notes and the interest payment on the Notes would likely be treated in part as a payment of interest and in part as a payment for the Put Option. The amounts treated as interest on the Debt Portion are likely to be subject to the general rules governing interest payments on short term notes and therefore would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers that elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers are likely to be required to include interest into income upon receipt of such interest.

Amounts treated as payments for the Put Option are likely to be deferred and would either be included in income by you upon the maturity of your Notes or would reduce the basis of any SPDRs you receive upon the maturity of your Notes. Except as otherwise noted, the discussion below assumes that the payments for the Put Option component will be so treated. The terms of your Notes require you and us to treat the Debt Portion as paying interest and the Put Option as making payments as set forth in this applicable pricing supplement.

A cash payment of the full principal amount of your Notes upon the maturity of your Notes is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the lapse of the Put Option which results in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described above.

A payment in SPDRs upon the maturity of your Notes is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the deemed exercise by us of the Put Option on the trading day that the closing price of the SPDRs fell below the Trigger Price and the settlement of the Forward Contract with your purchase of SPDRs for an amount equal to the principal amount of your Notes. Your U.S. federal income tax basis in SPDRs you receive would equal the principal amount of your Notes less the amount of payments you received for the Put Option and deferred as described above. Your holding period in the SPDRs you receive would begin on the day after you beneficially receive such SPDRs. If you receive cash in lieu of a fractional share of SPDRs, you would generally recognize a short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis (determined in the manner described above) in the fractional share. The deductibility of capital losses is subject to limitations.

Upon a sale or exchange of your Notes you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option (or the Forward Contract, if the Put Option is deemed to have been exercised because the closing price of the SPDRs fell below the Trigger Price prior to such sale or exchange of the Notes) on the basis of the fair market values thereof on the date of the sale or exchange. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your Notes if you are an initial purchaser of your Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be short-term capital gain or loss. If the Put Option has not been deemed exercised (because the closing price of the SPDRs has not fallen below the Trigger Price prior to such sale or exchange of the Notes), the amount of cash that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the Put Option has been deemed exercised (because the closing price of the SPDRs fell below the Trigger Price prior to such sale or exchange of the Notes), the amount of cash that is apportioned to the Forward Contract would be short-term capital gain or loss. If the value of the Debt Portion on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you are likely to be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option or Forward Contract. In such a case, you are likely to recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option or Forward Contract and the amount of the deemed payment made by you to extinguish the Put Option or Forward Contract.

If you are a secondary purchaser of the Notes, you would be required to allocate your purchase price for the security between the Debt Portion and Put Option (or the Forward Contract, if the Put Option is deemed to have been exercised because the closing price of the SPDRs fell below the Trigger Price prior to such sale or exchange of the Notes) based on the respective fair market values of each on the date of purchase. If the portion of your purchase price allocated to the Debt Portion is at a discount from the principal amount of the Notes, special market discount rules applicable to short-term debt instruments may apply. If, however, the portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your Notes, you are likely to be treated for U.S. federal income tax purposes as having paid nothing for the Put Option or Forward Contract (i.e., your purchase price for the Put Option or Forward Contract would be zero) and as having received a payment for obligating yourself under the Put Option or Forward Contract (which will be deferred as described above) in an amount equal to such excess. The portion of your purchase price that is allocated to the Put Option or Forward Contract is likely to be offset for tax purposes against amounts you subsequently receive with respect to the Put Option or Forward Contract (including amounts received upon a sale of the Notes that are attributable to the Put Option or Forward Contract), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option or Forward Contract or with respect to the sale of any SPDRs you receive upon the settlement of the Forward Contract. It is possible that you could take a basis in the Debt Portion greater than your purchase price as a result of being treated as receiving a payment for obligating yourself under the Put Option. You should consult your tax advisor with respect to such rules if you purchase your Notes at a discount.

Alternative Characterizations

Due to the absence of authorities that directly address the proper treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Notes described above. If the IRS were successful in asserting an alternative treatment of the Notes, the timing and character of income on your Notes could differ materially from our description herein.

Contingent Short-Term Debt Instrument.  It is possible that your Notes could be treated as a single contingent short-term debt instrument. However, there are no specific rules that govern this type of instrument, and therefore if your Notes were characterized as a single contingent short-term debt instrument, the U.S. federal income tax treatment of your Notes would not be entirely clear.

Other Alternative Characterizations.  Because there is no specific authority that addresses the U.S. federal income tax treatment of your Notes, it is possible that your Notes could be treated in a manner that differs from that described above. For example, it is possible that you may be required to include the entire coupon into income when it is received. It is also possible that your Notes may be characterized in whole or in part as a notional principal contract. Prospective investors should consult their tax advisors regarding any potential alternative characterizations of the Notes.

Notice 2008-2

The IRS has announced in Notice 2008-2 that it and the Treasury Department are considering whether holders of prepaid forward or financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation has also been proposed that would require holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is possible that any guidance or legislation that is adopted may extend to Notes such as described herein, in which case a United States holder may be required to accrue ordinary income over the term of the Notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Notes or a sale of the Notes is not likely to be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting

In general, information returns will be filed with the IRS in connection with payments of proceeds from a sale, exchange or settlement of Notes. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

♦	payments of principal and interest on the Notes within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
♦	the payment of the proceeds from the sale of the Notes effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

♦	fails to provide an accurate taxpayer identification number,
♦	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
♦	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of the Notes effected at a foreign office of a broker generally will generally not be subject to information reporting or backup withholding. However, a sale of the Notes that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

♦	the proceeds are transferred to an account maintained by you in the United States,
♦	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
♦	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of the Notes effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

♦	a United States person,
♦	a “controlled foreign corporation” for U.S. federal income tax purposes,
♦	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
♦	a foreign partnership, if at any time during its tax year: (i) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (ii) such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person. The amount of any backup withholding imposed on a payment to you may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

A Non-United States holder should generally not be subject to U.S. federal withholding tax with respect to the Notes, but may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status. It is possible that future guidance or legislation, such as discussed above regarding Notice 2008-2, could subject Non-United States holders to U.S. federal withholding tax on any deemed income accrual from the Notes.

In general, gain realized on the sale, exchange or retirement of the Notes by a Non-United States holder will not be subject to federal income tax, unless:

♦	the gain with respect to the Notes is effectively connected with a trade or business conducted by the Non-United States holder in the United States, or
♦	the Non-United States holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied.

If the gain realized on the sale, exchange or retirement of the Notes by the Non-United States holder is described in either of the two preceding bullet points, the Non-United States holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (a “Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (a “Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or, in the case of a governmental, church or non-U.S. plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Laws”), an exception under Similar Laws. The sale of any Notes to a Plan or a plan subject to Similar Laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such plans generally or any particular plan, or that such investment is appropriate for such plans generally or any particular plan. The discussion above supplements the discussion under “ERISA Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution

UBS will agree to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the pricing supplement related to the Notes. UBS Securities LLC and UBS Financial Services Inc. intend to resell the Notes they purchase at the original issue price specified in the pricing supplement related to the Notes. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount from the original issue price applicable to the offered Notes up to the underwriting discount set forth in the pricing supplement related to the Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this pricing supplement and the accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS may use this pricing supplement and the accompanying prospectus in a market-making transaction for any Notes after such initial sale. In connection with any offering of the Notes, UBS, UBS Securities LLC, UBS Financial Services Inc. and any other affiliate of UBS or any other securities dealers may distribute this pricing supplement and the accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this pricing supplement and the accompanying prospectus are being used in a market-making transaction.

Annex

The following supplements the discussion under “Supplemental U.S. Tax Considerations" in this pricing supplement and is subject to the limitations and exceptions expressed therein. It sets forth formulas for United States holders who are initial purchasers of the Notes to use to determine the amount of capital gain and loss and ordinary income to recognize either upon maturity or a sale of the Notes. The formulas below assume that the Notes are properly treated as an investment unit consisting of a debt component and a put option component, as described in “Supplemental U.S. Tax Considerations."

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in this pricing supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments).

Defined Terms as Used in this Annex:

“Accrued Coupon at Sale" is equal to the amount labeled “Accrued Interest" on your confirmation of sale, divided by Quantity Sold.

“Aggregate Option Premium Received" is the total amount of all payments of Option Premium received by you on a Note during the period you held the Note.

“Aggregate Coupons Received" is the total amount of all coupons received by you on a Note. It does not include Accrued Coupon at Sale.

“Coupon per Annum" is provided with respect to each offering on page 1 of this pricing supplement.

“Debt Component Per Annum" is provided on page 5 of this pricing supplement.

“Debt Sale Amount" is equal to Bond Value x Initial Price. “Bond Value" will be provided on your confirmation of sale, and is the value of the Debt Instrument expressed as a percentage of the Initial Price of your Notes. The “Bond Value" may exceed 100%.

“Initial Price" is provided with respect to each offering on page 1 of this pricing supplement.

“Option Premium" is equal to the amount of a coupon with respect to a Note multiplied by (Put Option Component per Annum/Coupon per Annum).

“Option Sale Amount" is equal to Sale Price Debt Sale Amount. The “Sale Price" will be labeled “Price" on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Put Option Component per Annum" is provided with respect to each offering on page 5 of this pricing supplement.

“Quantity at Maturity" is the number of Notes with respect to this offering held by you at maturity.

“Quantity Sold" will be labeled “Quantity" on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have either:

1)	Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the option portion of the Notes, equal to:
♦	Aggregate Option Premium Received × Quantity at Maturity; or
2)	No tax event. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares. Your basis in the shares received will be equal to:
♦	(Initial Price Aggregate Option Premium Received) × Quantity at Maturity.

Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

1)	Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the debt portion of the Notes, equal to:
♦	Accrued Coupon at Sale × (Debt Component per Annum/Coupon per Annum) × Quantity Sold.
2)	Capital gain or loss. You will recognize short-term capital gain or loss in respect of the debt portion of the Notes equal to:

♦	(Debt Sale Amount - Initial Price) × Quantity Sold;

and in respect of the option portion of the Notes, equal to:

♦	(Option Sale Amount + (Accrued Coupon at Sale × (Put Option Component per Annum/Coupon per Annum))) × Quantity Sold; plus
♦	Aggregate Coupons Received × (Put Option Component per Annum/Coupon per Annum) × Quantity Sold.